Exhibit 4.1
NOVOCURE LIMITED
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

NovoCure Limited, a Jersey corporation (“we,” “us” or “our”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934:  our ordinary shares, no par value per share. Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “NVCR.”
The general terms and provisions of our ordinary shares are summarized below. This summary does not purport to be complete and is qualified in all respects by reference to certain provisions of the Companies (Jersey) Law 1991 (the “Jersey Companies Law”) and our amended and restated articles of association (our “articles of association”) and our memorandum of association, which have been filed as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and are hereby incorporated by reference. Our articles of association and our memorandum of association may be amended from time to time, with any such amendments to be reflected by a document filed with one of our periodic or current reports filed with the SEC subsequent to the date of such Annual Report.
Our authorized share capital consists of an unlimited number of no par value shares, comprised of (i) an unlimited number of ordinary shares, and (ii) an unlimited number of preferred shares, of which no preferred shares are currently outstanding. Our articles of association provide that preferred shares may be issued from time to time in one or more classes. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each class. Our board of directors is able, without shareholder approval, to issue any authorized but unissued preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
Description of Ordinary Shares
General
Voting rights
Holders of our ordinary shares are entitled to one vote per share on matters to be voted on by shareholders. The Jersey Companies Law does not confer any pre-emptive rights to purchase our shares from our shareholders. There is no cumulative voting of shares.
Dividends and other distributions
Holders of our ordinary shares are entitled to receive such dividends, if any, as may be approved by our board of directors in its discretion. In order to be able to declare any dividends, our directors must make a statutory solvency statement to the effect that we will be able to discharge our liabilities as they fall due and that, having regard to our prospects as to the intention of the directors with respect to the management of our business, and with the amount and character of the financial resources that will in the view of the directors be available to us, we will be able to continue to carry on business and discharge our liabilities as they fall due for a 12-month period immediately following the date on which the dividend is proposed to be paid (or until we are dissolved on a solvent basis, if earlier). Dividends must be apportioned and paid pro rata according to the amounts paid on shares, unless otherwise specified in the rights attached to a specific class or classes of shares. Dividends do not accrue interest and may, if unclaimed, be invested by our board of directors on our behalf until claimed. Any dividend unclaimed after a period of seven years from the date of declaration of such dividend or the date on which such dividend became due for payment is forfeited and becomes our property.
Our articles of association provide that our board of directors may offer our shareholders the right to receive in lieu of any cash dividend (or part thereof) that we declare on our ordinary shares, such number of our ordinary shares that are (or nearly as possible) equivalent in value to the cash dividend, based on the market price of such shares determined in accordance with our articles of association.
Winding up
If we are wound up (whether the liquidation is voluntary, under supervision or by the courts of Jersey), the liquidator (or the board of directors, where no liquidator is appointed) may, with the authority of a special resolution of our shareholders, divide among our shareholders part or all of our assets, or transfer any part of our assets to a trustee for the benefit of our shareholders.
Changes in capital and allotment of securities
We may, by special resolution of our shareholders, alter our memorandum of association to change the amount of our share capital, consolidate all or any of our shares (whether issued or not) into fewer shares or divide all or any of our shares (whether issued or not) into more shares, cancel any unissued shares or alter our share capital in any other way permitted by the Jersey Companies Law. Subject to the provisions of the Jersey Companies Law, our board of directors has the discretion to issue authorized but unissued shares.
Variation of class rights
The rights attaching to any class of shares may only be altered by approval of holders of not less than two-thirds (2/3) of the number of the issued shares of that class, or by special resolution of the relevant class passed at a class shareholder meeting by the holders of not less than two-thirds (2/3) in number of the issued shares of such class, in each case, being voted in person or by proxy at such meeting. In addition, unless otherwise expressly provided by the conditions of issue of, or statement of rights relating to, any shares or class of shares, the rights conferred upon the holders of any shares or class of shares (regardless of whether they are issued with preferred, deferred or other special rights) will not be deemed to be varied or abrogated by the creation or issue of further shares or classes of shares (including additional shares of such class), the conversion and redemption of shares in accordance with our articles of association or any applicable statement of rights, or the purchase or redemption by us of our own shares.
Special meetings
Under the Jersey Companies Law, only our board of directors or shareholders holding at least 10% of the total voting rights of our share capital can requisition a shareholders’ meeting. A meeting requisitioned by shareholders must be held within two months of receipt by us of the written request, but such shareholders may call the meeting if our board of directors does not call the meeting within 21 days of the date of deposit of the written request at our registered office, in which event such meeting must be held within three months of the date of deposit of the written request of our registered office. Our articles of association specifies the information that a shareholder requisitioning a shareholders’ meeting is required to provide with its written request for the requisition of a shareholders’ meeting.

Actions by written consent
Our Articles of Association permits the adoption of an ordinary or special resolution of shareholders by written consent; however, Jersey law and our Articles of Association require that any ordinary or special resolution adopted by written consent be signed by all shareholders entitled to vote on such resolution.
Shareholders may adopt an ordinary or special resolution in writing, if all of the following conditions are met:
1.All shareholders entitled to vote receive:
a.a copy of the ordinary or special resolution; and
b.a statement informing shareholders how to signify their agreement to the resolution (which may be by electronic means) and the date by which the resolution must be passed if it is not to lapse twenty-eight days after the circulation date; and

2.All shareholders entitled to vote:
a.    sign a document; or
b.    sign several documents in the like form each signed by one or more of the shareholders entitled to vote; and
c.    the signed document is returned to us at the place and time indicated in the notice (which may be by electronic means).

The notice to shareholders must be in addition to (if not already included in) any notice or proxy statement required to be distributed in accordance with U.S. securities law or exchange regulation applicable to the class of shares being voted. Each shareholder has one vote for each eligible share held by such shareholder, and, unless specified otherwise in the document transmitting the shareholder's approval of the resolution, all such eligible shares will be voted for such resolution.

Directors
Our board of directors may vary the minimum or maximum number of directors (subject to a minimum of two and a maximum of 13 directors), and may appoint directors to fill any vacancies. In 2018, our articles of association were amended to declassify the board of directors. In 2020, our Class I and Class II directors will be elected to one-year terms expiring at our annual meeting of shareholders in 2021 and, beginning with our annual meeting of shareholders in 2021, all directors will be elected to one-year terms expiring at the subsequent annual meeting of shareholders.
Shareholders are only able to appoint a person as a director at a shareholder meeting if (i) the relevant person has been recommended by our board of directors or is a serving director who is retiring at that shareholder meeting; or (ii) if a shareholder (other than the person proposed as a director) who is entitled to attend and vote at that shareholder meeting has submitted written notice to us of their intention to nominate the relevant person no less than 90 and no more than 120 full days prior to the date of that shareholder meeting, along with a notice from the relevant person confirming their willingness to be appointed.